Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Investor Contact: Eric Lindblom - 336-436-6739
Media Contact: Pam Sherry - 336-436-4855
Shareholder Direct: (800)LAB-0401
Company Information: www.LabCorp.com

LABCORP NAMES CHIEF OPERATING OFFICER

Burlington, NC, July 19, 2007 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced that it has named Don Hardison to the position of Executive Vice President and Chief Operating Officer. The appointment will become effective September 4, 2007.

Hardison most recently served as President, Chief Executive Officer and Director for EXACT Sciences Corporation, and previously held various senior management and sales and marketing positions with Siebel Systems, Inc., Quest Diagnostics Inc., SmithKline Beecham Corporation, and SmithKline Beecham Clinical Laboratories, Inc.

“I am delighted to announce this appointment,” said David P. King, President and Chief Executive Officer of LabCorp. “Don brings to this position a strong knowledge of the business, coupled with impressive sales, marketing, strategic, and operational capabilities. His unique ability to create a strong, team-oriented environment will assist the entire organization in continuing to effectively move toward the objectives established in our strategic plan.”

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.6 billion in 2006, over 25,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, Inc., ViroMed Laboratories, Inc., The Center for Esoteric Testing, DIANON Systems, Inc., US LABS, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our Web site at: www.labcorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2006, and subsequent SEC filings.